Introduction ——Dan

Good morning everyone. I am Shang Dan,  secretary of the board,  Welcome to Telestone second quarter conference call.

Before I continue I would like to introduce the members of the senior management team joining me on the call today. They are Mr. Han Daqing, Chief Executive Officer, Miss. Li Hong, Chief Financial Officer.

Before I go into this morning’s agenda, I want to remind everyone of the Company’s Safe Harbor Policy: “Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.”

For today’s agenda, we will be presenting the highlights and results from the second quarter, followed by a Q&A session during which Mr. Han and Miss Li will answer any questions that you have. Please note that translation will be required for the Q&A session, so please try to keep your questions concise.

I would now like to turn the call over to Mr. Han, the CEO of Telestone for some opening comments. Mr. Han?

Opening Remarks – CEO Han Daqing

Hello and welcome to our earnings conference call. I am glad to announce our second quarter financial results on this occasion.

Our total revenue is $12.13 million, increased by 100.56% compared with the same period of 2008. The gross profit is $ 5 million, increased by 45.09% compared with second quarter of  2008. The  operating income is $2.40 million, increased by 52.12% compared with the same period of 2008. This significant increase is attributable to the construction of the 3G system in China. So far we have been making full use of this business opportunity. In order to maintain our leading position in wireless telecommunication industry, we will continue to improve our technology, business management and market expansion for the benefits of all stakeholders.
Thank you, now,  I would like to turn the call back to Miss Shang.

Shang Dan
Thank you. Now, my assistant Aaron will introduce our financial information for everyone.

Highlights from the Quarter – Aaron.
Our major achievements during the three months ended June 30, 2009 are summarized as follows:
First, as our basic business strategy, we continue to invest in research and development in our key technologies and products in this competitive environment to enhance our leading position in wireless coverage technology and we are taking full advantage of China government’s investments in the 3G networks. As a result, the Company technology center compiled a catalogue of WFDSTM products which has achieved the transition from our advanced research achievements to actual productivity. Due to our advanced technology, we have gained some outstanding achievements during this quarter:
●	six products of Telestone have been selected into Chinese government’s purchase list of Zhongguancun self-developed products.
●	our trademark has been recognized as a well-known trademark of Beijing by local Industry and Commerce Bureau.
●	We have won the title of A-Rate Good Credit enterprise which entitles us to credits guaranteed by Beijing Zhongguancun Sci-tech Guaranty Co. funded by the Chinese government.

All of the above achievements will benefit the company in market expansion.  In addition to maintaining strong relationships with Chinese major mobile carriers in domestic market, our strategic cooperation with Huawei Technologies Corp helps us build a solid foundation for future market expansion, especially for overseas market development. The Company believes that the quality of our products and services will increase our competitiveness internationally.

We believe that we have improved our measures to collect accounts receivables.  During the reporting period, more than RMB 22 million of overdue accounts receivables had been collected and compared with the first quarter of 2009, accounts receivable turnover has improved by nearly 30%.

Financial Summary
I would now like to provide the summary of financial results  and primary reasons behind the Company’s financial growth. Unless mentioned otherwise all items will be stated in US dollars.
For the three months and six months ended June 30, 2009, our revenues were  $12.13 million and $20. 02 million, representing increases of 100.56% and $59.74% as compared to the same period in 2008. The revenue increase is due to the telecom carriers increasing their investments in 3G fixed assets. Accordingly, we have more business opportunities in 3G indoor coverage projects and equipment sales.

Our revenues were primarily derived from product sales and service sales.

For the three months and six months ended June 30, 2009, revenues generated from product sales were $7.14 million  and $ 10.4 million, representing increases of 199.45% and 64.77%, respectively, compared to the corresponding periods of 2008. The increase of product sales is due to the approval by China Unicom to include our products on a shortlist of Unicom’s centralized equipment purchase system.  As a result, business from China Unicom increased.  China Unicom also increased its investments in reforming 2G projects. Additionally, our customers (such as Shandong Unicom , Liaoning Unicom, and Gansu Unicom) submitted several large amounts of product orders to us in the second quarter of 2009.

For the three months and six months ended June 30, 2009, revenues generated from service sales were approximately $5 million and $9.62 million,   representing increases of 36.17% and 54.63%, respectively, compared to the same periods of 2008. The increase of service sales is due to the    launching of 3G and we secured this business opportunity to obtain more service projects.

For the three months and six months ended June 30, 2009, revenues generated from product sales accounted for 58.88% and 51.96% of total revenues, respectively, compared to 39.43% and 50.37% for the corresponding periods of 2008. For the aforementioned periods, revenues generated from system integration service sales accounted for 41.12% and 48.04% of total revenues, respectively, compared to 60.57% and 49.63% for the same periods of 2008.

The majority of our revenues were generated from China Mobile and China Unicom. For the three months and six months ended June 30, 2009, our revenues generated from China Mobile were $4. 19 million and $ 6.97 million, representing revenue percentages of 34.59% and 34.82%, respectively. Our revenues generated from China Unicom were $7.39 million and $10.57 million, representing revenue percentages of 60.94% and 52.81%, respectively.

For the three months and six months ended June 30, 2009, our revenues generated from China Telecom also increased 62.03% and 460.82%, respectively, compared to the same periods of 2008. This is  mainly due to China Telecom’s increase of investments in the 3G sector.

The revenues from China Unicom increased 335.85% and 121.42%, compared to the corresponding periods of 2008. The increased revenues from China Unicom were mainly because China Unicom targeted 3G market, WCDMA network construction was underway and our products were included on a shortlist of Unicom’s centralized equipment purchase system.

For the three months and six months ended June 30, 2009, our revenues generated from overseas represent  increases of 194.44% and 47.98%, compared to the same period of 2008. The increased revenue from overseas market is due to the following two factors: First, due to business expansion in South America, traditional product sales increased significantly compared to the same period of last year. Second, our revenues from Vietnam increased slightly due to the strengthening of our cooperation with Vietnamese telecom carriers.

For the three months and six months ended June 30, 2009, our gross profit was $5 million and $9.7 million, representing increases of 45.09% and 46.96%, respectively, as compared to the same periods of 2008. Our gross margin for the aforementioned periods were 41.28% and 48.47%, respectively, compared to that of 57.06% and 52.68 % for the same periods of last year.

Our gross profit increase during the reporting period is attributable to the same factors as the increase in revenues.
Our gross margin ratio in the second quarter decreased compared to the same period of 2008 due to China Unicom’s inclusion of our products on a shortlist of equipment for centralized purchasing, covering multiple provinces and cities.  In order to secure market share in advance, we increased our equipment revenue proportion. Product sales gross margin ratio decreased, which contributed to the decrease of total gross profit.
Second, the high growth in the telecommunication market generated from fierce competition, and therefore, costs of labor and construction increased accordingly. Additionally, large numbers of service projects began construction in the first half of the year, for which revenues will be confirmed once accomplished in the second half of the year. Thus, our service projects apportioned more fixed expenses in the first half of the year. Service gross margin ratio decreased accordingly. We believe that with changes in our business cycle, service projects with higher profit will generally begin in the second half of the year.

Turning to expenses for the period – our total operation expenses mainly including sales and marketing expenses, general and administrative expenses and research and development expenses, increased to $2.51 million, compared to $1.78 million for the same period of 2008. The total operating expenses can be broken down as follows:

For the three months and six months ended June 30, 2009, sales and marketing expenses were $1.84 million and $4.02 million, accounting for 15.23% and 20.11% of total revenues. Sales and marketing expenses increased 70.54% and 55.04%, respectively, as compared to the same periods of 2008.
The increase in sales and marketing expenses is due to the following two factors: first, we invested more in sales and marketing expenses to increase our revenues in second quarter; second, in order to increase our market share, we recruited additional sales personnel and increased investments in the first half of 2009. We expect to perform well in terms of revenue in the next half of 2009.

General and administrative expenses were $478,000 and $1.32 million, accounting for 3.94% and 6.60% of total revenues, as compared to 9.59% and 10.00% of total revenues, respectively, for the corresponding periods of 2008. General and administrative expenses for the three months periods ended June 30, 2009 decreased 17.59% and for the six months periods increased 5.43%, as compared to the same periods of last year. We recruited a number of experienced management personnel in the first quarter of 2009, increasing general and administrative expenses. In the second quarter, through effective budgetary control, we reduced our general and administrative expenses.
For the three months and six months ended June 30, 2009, research and development expenses were $193,000 and $329,000, accounting for 1.59% and 1.64% of total revenues, as compared to $123,000 and $253,000, or 2.03% and 2.02% of total revenues, respectively, for the corresponding periods of 2008. Research and development expenses for the aforementioned periods increased by 56.91% and 30.04% respectively, compared to the same periods of 2008.

The increase in research and development expenses is due to our development of new products in the first half of 2009. In order to expand our product lines and strengthen our expansion ability, we increased our investment in research and development of new products. Presently, we have seven research and development projects in progress.

Our operating income in the second quarter ended June 30, 2009 was $2.40 million, representing an increase of $824,000 or 52.12% compared to the same period of 2008. In the six months ended June 30, 2009, our operating income was $3.85 million, representing an increase of $1.51 million or 64.74% compared to the same period of 2008. The increases are primarily due to the increase of main business revenues and the continual strengthening of the control of expenses.

Other income in the second quarter ended June 30, 2009 decreased by $603,000 or 96.48% compared to the same period of 2008.  In the six months ended June 30, 2009, other income decreased by $654,000 or 69.35% compared to the same period of 2008. The decreases were mainly due to the appreciation of RMB affected by the foreign exchange rate in 2008. In addition, we received local government grants in 2008 that we did not receive in 2009.

Our net income, for the three and six months ended June 30 2009  were  $1.97 million and $3.11million, respectively,  representing increases of 10.79% and 19.14%,  as compared to the same period in 2008. our net income ratio for the three months ended June 30, 2009 and  for the six months ended June 30, 2009 decreased as compared with the same periods in 2008, the main reasons were as follows: (1) service projects apportioned more indirect expenses, causing the gross profit ratio decrease. Confirmation of more service revenues of higher gross profit in the second half of the year will contribute to a positive effect on our net income; (2) In 2008, we received one-off government subsidies and recognized higher exchange income.

In summary, this past quarter, we continue to build up solid foundation for both our financial and operational growth for the coming quarters and the whole fiscal year. We also are strengthening our key relationships with our Chinese customers, enhancing our products and solution offerings and witnessing progresses both domestically and internationally. In terms of our business outlook, the 3G network construction is accelerated, from which we are better suited to benefit because of our technology advantage and strong industry position. Based on these observations, we believe that we will continue to demonstrate increasingly impressive growth in the future.

I would now like to open up the call for Q&A.  As translation will be necessary, please ask only one question at a time to avoid confusion. Operator?